Exhibit 99.1
Repros Therapeutics Inc. Suspends Dosing of Proellex®
And Provides Update on Financial Status
The Woodlands, Texas —August 3, 2009, Repros Therapeutics (NasdaqGM:RPRX) announced today that, in the interest of patient safety, it is voluntarily suspending dosing of all patients in its clinical trials of Proellex. This decision is based on available information regarding the occurrence of clinically significant increases in liver enzymes with 50 mg and 25 mg doses of Proellex, coupled with recent input from a consulting panel of liver experts. The Company submitted a meeting request to the Food and Drug Administration (FDA) on July 30, 2009 and in response, FDA has proposed to change the topic of the previously scheduled End of Phase II meeting for endometriosis in late September into a discussion about the safety of Proellex and overall direction and scope of the program.
Suspension of Clinical Trials
The suspension of dosing will involve all ongoing clinical trials with Proellex for the treatment of chronic symptomatic uterine fibroids, anemia associated with this condition, and endometriosis. All of the patients in these trials were receiving a dose of 25 mg per day. Previously, Repros informed the clinical research organizations (CROs) running the clinical trials to switch all patients who had been receiving 50 mg per day in the ongoing clinical trials to the 25 mg dose. The 12.5 mg dose had been previously studied in earlier Phase II uterine fibroid and endometriosis trials, but no patients were receiving 12.5 mg per day in any trial at the time dosing was discontinued.
Elevation of Liver Enzymes
The data presented below has been acquired from unlocked, unaudited clinical trial databases which are being updated as new information becomes available from patients treated with Proellex or Placebo, and from recent lab tests.
As of July 27, 2009, the following estimates existed:
•	More than 600 patients participated in double blind and open label clinical trials with exposure to Placebo, or various doses of Proellex for more than 1 month.

•	Of these, approximately 500 received Proellex (approximately 190 had received a dose of 50 mg per day; approximately 260 received a dose of 25 mg per day; 55 received a dose of 12.5 mg per day) and approximately 130 received Placebo.

•	Thirteen (13) subjects had an increase in liver enzymes greater than three times the upper limit of normal (>3xULN), all on Proellex, but in only 9 subjects was the increase in liver enzymes of >3xULN confirmed by a repeat test in 48 hours as recommended in FDA’s Guidance*. Each of these subjects either has been or is being followed closely with frequent monitoring of liver enzyme levels until the measurements return to baseline or normal or a decision is made by a consulting liver specialist that additional treatment is advisable.

•	Of the 9 subjects with a confirmed increase in liver enzymes of >3xULN, 5 still had elevated enzymes as of July 27, 2009. These 5 patients had previously been dosed with the 50 mg
*FDA’s 2009 Guidance for Industry, Drug Induced Liver Injury: Premarketing Clinical Evaluation

dose. One of the 5 subjects was referred to a liver specialty clinic and was put on oral medication for treatment of her liver condition on July 26th. The Company was notified of this change in status on July 28th.

•	Of the 9 subjects who had an increase in liver enzymes of >3xULN, 7 were severe enough elevations to be reported to the FDA as Serious Adverse Events (SAEs) (1 at a dose of 25 mg per day; 6 at a dose of 50 mg per day).
Financial Situation
Repros also announced that it is considering various financing alternatives to address its immediate short term liquidity needs. No assurance can be given that the Company will be successful in obtaining financing on acceptable terms or at all. The Company anticipates that if it is able to secure financing, that such financing will result in significant dilution of the ownership interests of its current stockholders and may provide certain rights to the new investors senior to the rights of its current stockholders, including but not limited to voting rights and rights to proceeds in the event of a sale or liquidation of the Company. In the event that the Company is unable to obtain adequate financing to meet its immediate short term liquidity needs, it will pursue other options, including but not limited to, reductions of expenses, sale of the Company, sale or license of a portion or all of its assets, a bankruptcy filing or the liquidation of the Company.
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise needed additional capital in the immediate future in order for it to continue its operations on acceptable terms or at all, Repros’ ability to successfully achieve any of the other options referred to above if it is unable to secure adequate financing, the statements regarding the anticipated impact and terms of any financing if Repros is able to obtain financing, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in Repros’ clinical trials and the results and success of such trials, limited patient populations of clinical trials to date, the possibility that final data may not be consistent with interim data, the occurrence, timing and outcome of any meetings with the FDA, whether any safe and effective dose for Proellex can be determined, and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Mr. Joseph Podolski	Dr. Paul Lammers
	Chief Executive Officer	President
	(281) 719-3447	(713) 294-2380